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                                                                    EXHIBIT 10.1



                                    AGREEMENT

THIS AGREEMENT dated as of March 3, 2003 between Sumitomo Rubber Industries, Ltd., a company organised under the laws of Japan, having its principal office at 6-9, 3-Chome, Wakinohama-cho, Chuo-ku, Kobe 651-0072, Japan ("SUMITOMO") and The Goodyear Tire & Rubber Company, a company organised under the laws of the State of Ohio, United States of America, having its principal office at 1144 East Market Street, Akron, Ohio 44316-0001, United States of America ("GY").


                                   WITNESSETH

WHEREAS after discussion of the furtherance and promotion of the Alliance, Sumitomo (for itself and its Affiliates controlled by it, collectively "SRI") has agreed with GY (for itself and its Affiliates controlled by it, collectively "GOODYEAR") to give certain consents and waivers; and

WHEREAS Sumitomo and GY have agreed certain other matters.

NOW THEREFORE IT IS AGREED AS FOLLOWS

1.  SRI CONSENTS AND WAIVERS

    Notwithstanding any other provisions of the Alliance Agreements and subject to the terms and conditions of this Agreement, Sumitomo hereby agrees and consents to the following actions and matters (it being understood that this Agreement is not, and is not intended to constitute, an acknowledgment by GY that each of the actions described below in this article 1 necessarily requires the prior agreement or consent of Sumitomo):

(a) Notwithstanding article 4.05(b) of the Umbrella Agreement, SRI hereby permits the disclosure by Goodyear of (i) confidential financial and other information relating to the Europe JVC and the North America JVC and (ii) information concerning the related Alliance Agreements (collectively "INFORMATION") to any of Goodyear's existing or proposed lenders, their affiliates and their respective officers, directors, employees, agents and advisers ("PERMITTED PERSONS") provided that:

    (i) Goodyear may only disclose Information to the Permitted Persons to the extent such disclosure is necessary or advisable to enable the restructuring of Goodyear's banking facilities;

    (ii) Goodyear shall require by appropriate confidentiality agreements that the Permitted Persons will at all times keep the disclosed Information confidential, and will not (unless required by applicable law or regulatory authority) disclose such Information to any other person;

    (iii) Goodyear shall require by appropriate confidentiality agreements that the disclosed Information will only be used by the Permitted Persons in connection with the restructuring of Goodyear's banking facilities and will not be used for any other purpose; and


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    (iv)  the restrictions contained in this article 1(a)(i), (ii) and (iii)
          shall not apply to any information, knowledge or data which (a) is or becomes generally available to the public other than as a result of a disclosure by a Permitted Person, (b) was rightfully available to a Permitted Person on a confidential basis prior to its disclosure to the Permitted Person or (c) becomes rightfully available to a Permitted Person on a non-confidential basis.

(b) Goodyear may cause the Europe JVC and its Affiliates controlled by it to mortgage their assets and pledge any shares they hold and provide guarantees to support borrowings by the Europe JVC and such Affiliates of up to USD750 million by such Affiliates from banks, capital markets or as a result of long-term financial lease obligations in connection with the restructuring of the Europe JVC's credit facilities (including the refinancing of the capital lease and term loan aggregating USD98 million). Therefore, the maximum amount of new borrowing by the Europe JVC and such Affiliates as described herein would be USD650 million.

(c) The Affiliates controlled by the Europe JVC are authorised to adjust the payment terms on which they pay for raw materials, semi-processed materials and finished goods from Goodyear or SRI to cash instead of payment in a specified number of days, provided that:

    (i) the price payable for such raw materials, semi-processed materials and finished goods shall be discounted by a sum which is, in the aggregate, at least equal to the funding cost to the Europe JVC and its Affiliates controlled by it of financing such adjustment;

    (ii) GY shall, upon request by Sumitomo from time to time, provide Sumitomo with sufficient information to demonstrate compliance with sub-paragraph (i) above.

(d) The Affiliates controlled by the Europe JVC are authorised to accelerate the payment of fees for calendar year 2003 in accordance with the applicable provisions of the Technology License Agreements between each of such Affiliates and GY and Sumitomo, provided that:

    (i) the amount of such fees shall be discounted by a sum which is, in the aggregate, at least equal to the funding cost to the Europe JVC and its Affiliates controlled by it of financing such acceleration;

    (ii) GY shall, upon request by Sumitomo from time to time, provide Sumitomo with sufficient information to demonstrate compliance with sub-paragraph (i) above.

(e) The Europe JVC is authorised to pay a distribution from retained earnings of up to the Euro equivalent of USD60.6 million to the shareholders of such company.

(f) The Europe JVC is authorised to acquire all of the shares in Sava Joint Venture Holding d.o.o. ("SAVA") for cash at Fair Value (as determined in accordance with article 3(b)(i) below): and Sumitomo, whilst not acknowledging that such acquisition is necessarily a "Strategic Investment" (within the meaning of the Alliance Agreements), nevertheless waives any exit right arising under article 17.01(e) of the Umbrella Agreement as a result of such acquisition.


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(g) Goodyear shall cause Goodyear Finance Holdings S.A. to place any temporary loans or advances to or from any Affiliate controlled by the Europe JVC through the financial accounts of the Europe JVC, causing a netting of all such advances and loans.

(h) Sumitomo gives its consent to allow Goodyear to pledge or assign any or all of its rights or title in the Goodyear North American Trademarks to its lenders in connection with the restructuring of Goodyear's credit facilities, such pledge or assignment being subject to the rights of the Licensee (North America JVC) continuing otherwise under the terms and conditions of the applicable Trademark License Agreement(s). For the avoidance of doubt, Goodyear North American Trademarks do not include any SRI North American Trademarks (e.g. Dunlop, Remington, Centennial, etc).

The consents of Sumitomo set out in this Article 1 are given conditionally upon GY's delivering to Sumitomo no later than March 31, 2003 (1) a copy of a commitment letter written on behalf of the agent banks engaged in Goodyear's restructuring and (2) Goodyear's three-year business plan.

2.  GY REPRESENTATIONS AND WARRANTIES

        GY represents and warrants to Sumitomo that, to the best of GY's knowledge and belief:

(a) the Fair Value of all the shares in Sava, when acquired by the Europe JVC, will not be greater than 20 per cent of the fair value of the "total assets" (as referred to in Article 3.6(xv) of the Shareholders Agreement for the Europe JVC, "EUROPE SHAREHOLDERS AGREEMENT") of the Europe JVC and its Affiliates controlled by it;

(b) borrowings by the Europe JVC and its Affiliates controlled by it will not exceed 40 per cent of the sum of the Europe JVC's consolidated debt and consolidated shareholders' equity (as defined in Article 6.2 of the Europe Shareholders Agreement).

3.  ACTIONS BY GY

    (a) GY and Sumitomo will use all reasonable endeavours to ensure that the distribution referred to in article 1(e) above will be paid no later than June 30, 2003.

(b) (i) The "Fair Value" of the shares in Sava shall be the fair market value (or the mid-point within a range of fair market values) of (A) the 80 per cent of those shares currently owned by Goodyear and (B) the remaining 20 per cent of those shares to be acquired by Goodyear, both as determined (at GY's cost) by Lazard Freres & Co. LLC (GY warranting that such firm has not received any material compensation from Goodyear in the past two years) or, if such firm does not accept appointment, an investment bank of recognized international standing nominated by GY and approved by Sumitomo (such approval not to be unreasonably withheld or delayed), provided that such investment bank shall not have received any material compensation from Goodyear or SRI in the past two years.

    (ii) GY shall use all reasonable endeavours to ensure that the said 80 per cent of the shares in Sava are transferred to the Europe JVC (or an Affiliate controlled by it)


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          no later than June 30, 2003 and that the remaining 20 per cent of those shares are so transferred no later than June 30, 2004.

    (iii) Any acquisition by the Europe JVC (or an Affiliate controlled by it) of shares in Sava shall be on terms and conditions (including as to warranties and indemnities) usual and reasonable in the circumstances.

4.  MODIFICATIONS OF THE ALLIANCE AGREEMENTS

    GY and Sumitomo agree that the relevant Alliance Agreements shall be modified and supplemented to provide for the following:

(a) (i) target market share (passenger car and light truck) for Dunlop brand tires sold by the Europe JVC to automotive OEMs in Europe by 2006 to be set at a percentage figure to be agreed by GY and Sumitomo (but not less than 2002 market shares), and in any five year period thereafter to be maintained at or above an annual average equal to the agreed percentage figure;

    (ii) target market share (passenger car and light truck) for Dunlop brand replacement tires sold by the Europe JVC in Europe by 2006 to be set at a percentage figure to be agreed by GY and Sumitomo (but not less than 2002 market shares), and in any five year period thereafter to be maintained at or above an annual average equal to the agreed percentage figure;

(b) (i) target market share (passenger car and light truck) for Dunlop brand tires sold by Goodyear (including the North America JVC) to automotive OEMs in North America by 2006 to be set at a percentage figure to be agreed by GY and Sumitomo (but not less than 2002 market shares), and in any five year period thereafter to be maintained at or above an annual average equal to the agreed percentage figure;

    (ii) target market share (passenger car and light truck) for Dunlop brand replacement tires sold by the North America JVC in North America by 2006 to be set at a percentage figure to be agreed by GY and Sumitomo (but not less than 2002 market shares), and in any five year period thereafter to be maintained at or above an annual average equal to the agreed percentage figure;

(c) subject to agreeing such matters (if any) as may be reasonably necessary to address any risks under applicable law and regulations, Sumitomo non-compete covenants in the Alliance Agreements to be modified so as to exclude from the scope of those covenants sales of tires under the "Ohtsu" or "Falken" brands (it being acknowledged that, in Europe, distribution of the "Ohtsu" and "Falken" brands is covered by the existing distribution agreement with the Europe JVC);

(d) the Europe Shareholders Agreement and North America Operating Agreement (and the relevant constitutional documents) to be modified to provide that (in addition and without prejudice to Sumitomo's existing rights) each of the Europe JVC and the North America JVC shall consult Sumitomo in good time before taking any material Court proceedings;


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(e) the articles of association of the Europe JVC to be modified to include, so far as permitted by law, all the prohibitions listed in article 3.6 of the Europe Shareholders Agreement.

(f) the Alliance Agreements relating to all joint venture companies in Europe, North America and Japan to be modified to provide (in relation to any shares currently held by an Affiliate controlled by GY or Sumitomo) that, prior to any such Affiliate ceasing to be so controlled, it shall transfer those shares to GY (or another Affiliate controlled by it) or Sumitomo (or another Affiliate controlled by it), as the case may require.

    The modifications contemplated by this Article 4 shall be negotiated by GY and Sumitomo in good faith with a view to having executed all necessary documentation in relation thereto no later than June 30, 2003.

5.  OTHER MATTERS REGARDING THE ALLIANCE

(a) GY and Sumitomo agree that they shall, not later than June 30, 2003, meet to initiate discussions in good faith as to how the parties might establish formal arrangements in Asia, in compliance with all applicable laws and regulations, (i) to provide for joint ownership of manufacturing and /or distribution facilities in Asia (other than Thailand and Japan), (ii) to provide to Sumitomo responsibility with respect to the relationships with Japan-origin OEMs in Asia (having in mind, among other things, Article XI of the Umbrella Agreement); and (iii) in connection with such other matters with respect to the co-operation of parties in Asia as the parties shall deem appropriate.

(b) GY and Sumitomo agree that they shall, not later than June 30, 2003, meet to initiate discussions in good faith with a view to agreeing the exchange between Goodyear and SRI of Non-Commercialized Technology on the same basis (or as near as may be) as Commercialized Technology.

6.  GOODYEAR'S RESTRUCTURING, FINANCIAL INFORMATION ETC

(a) GY will, for so long as borrowings are outstanding under the credit facilities referred to in article 1(b) above:

    (i) provide to Sumitomo at monthly intervals (A) a set of relevant indicators (including, without limitation, equivalent financial information to that supplied to Goodyear's banks) showing Goodyear's ongoing actual performance against its risk-adjusted financing plan and (B) information on any material developments in Goodyear's restructuring of its credit facilities;

    (ii) meet Sumitomo at quarterly intervals for the purpose of a quarterly review of Goodyear's financial condition, operating results and current projections: it being agreed that all such information provided under this Article 6(a) shall be subject to the Confidentiality Agreement (as supplemented) referred to in article 6(c) below.

(b) GY will provide copies of agreements covering the credit facilities referred to in Article 1(b) above.


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(c) GY agrees that the following shall be considered "DESIGNATED INDIVIDUALS"
    for the purpose of the Confidentiality Agreement between GY and Sumitomo dated January 19, 2003 (as supplemented by letters dated February 17 and 22,
    2003);

    (i) such Sumitomo personnel who, in the opinion of Mr. Saito or Mr. Asai, need to know the Proprietary Information (as defined in the Confidentiality Agreement) for the purpose of evaluating the Proposed Transactions (as so defined);

    (ii) any Clifford Chance personnel who, in the opinion of Barry Thomas of that firm, need to know the Proprietary Information for the purpose of evaluating the Proposed Transactions;

    (iii) any Shearman & Sterling personnel who, in the opinion of Alfred Ross of that firm, need to know the Proprietary Information for the purpose of evaluating the Proposed Transactions; and

    (iv) Robin Budenberg of UBS Warburg and any UBS Warburg personnel who, in the opinion of Mr. Budenberg, need to know the Proprietary Information for the purpose of evaluating the Proposed Transactions provided that GY and UBS Warburg shall have entered into such confidentiality agreement as may be reasonably necessary to enable GY to comply with applicable United States securities laws.

7.  GENERAL

(a) Unless otherwise defined herein, all capitalised terms shall have the same meanings as used in the Umbrella Agreement dated as of June 14, 1999 between GY and Sumitomo (the "UMBRELLA AGREEMENT") or the other Alliance Agreements.

(b) The provisions of Article XVIII of the Umbrella Agreement are hereby incorporated into and made a part of this Agreement by this reference, and this Agreement shall be governed as if it is one of the agreements governed by such provisions of Article XVIII.


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IN WITNESS WHEREOF, the undersigned hereto have caused this Agreement to be duly executed as of March 3, 2003.



SUMITOMO RUBBER INDUSTRIES, LTD.


By: /s/ Ryochi Sawada
   -------------------------------------
   Name:  Ryochi Sawada
   Title: Representative Director and
          Executive Director


Attest: /s/ Shinya Aoyama
       ---------------------------------

       Name:  Shinya Aoyama
       Title: General Manager
              Overseas Business Development Department



THE GOODYEAR TIRE & RUBBER COMPANY


By: /s/ Clark E. Sprang
   -------------------------------------
   Name:  Clark E. Sprang
   Title: Senior Vice President
          Business Development and
          Integration


Attest: /s/ Anthony E. Miller
       ---------------------------------
       Name:  Anthony E. Miller
       Title: Assistant Secretary